Exhibit 99.j

Consent of Registered Independent Public Accounting Firm

To the Board of Trustees and Shareholders

of the Ariel Investment Trust:

We consent to the use of our report, which is incorporated herein by reference, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Registered Independent Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

January 23, 2008